Supplement No. 1 to Prospectus Supplement dated November 26, 2025, as amended on January 2, 2026 (To Prospectus Supplement dated November 26, 2025 and Prospectus Dated November 26, 2025)	Filed pursuant to Rule 424(b)(3) Registration No. 333-291727

THE GLIMPSE GROUP, INC.

This supplement no. 1 to the prospectus supplement, or this Prospectus Supplement, amends and supplements the information in (i) the base prospectus, dated November 26, 2025, or the Base Prospectus, filed with the Securities and Exchange Commission pursuant to our registration statement on Form S-3 (File No. 333-291727), relating to the offer and sale of up to $100,000,000 of securities and (ii) the at-the-market sales agreement prospectus supplement to the Base Prospectus, dated November 26, 2025, as amended by amendment no. 1 to the at-the-market sales agreement prospectus supplement, dated January 2, 2026 (together with the Base Prospectus, the “Prior Prospectus”), relating to an offering of shares of our common stock, par value $0.001 per share, having an aggregate offering price of up to $9,478,200 from time to time pursuant to an At-the-Market Sales Agreement, or the Sales Agreement, with WestPark Capital, Inc., or the Sales Agent. This Prospectus Supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This Prospectus Supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus and any future amendments or supplements thereto.

By this Prospectus Supplement, we are notifying that we have terminated the use of the Prior Prospectus for the offer and sale of shares of our common stock under the Sales Agreement. We are not terminating the Sales Agreement with the Sale Agent. We have not sold any shares of our common stock under the Prior Prospectus through the Sales Agent.

We are an “emerging growth company” as defined under federal securities laws, and, as such, have elected to comply with certain reduced public company reporting requirements for the Prior Prospectus and this Prospectus Supplement, and may elect to comply with reduced public company reporting requirements in future filings.

Our common stock is listed on the Nasdaq Capital Market under the symbol “GGRP.” The last reported sale price of our common stock on the Nasdaq Capital Market on May 22, 2026 was $0.81 per share.

The purpose of this Prospectus Supplement is to terminate our continuous offering under the Prior Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the Prior Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is May 26, 2026